Exhibit 99.1

PRESS RELEASE
RSH-2009-024

RadioShack Corporation Announces
Financial Results for the Third Quarter 2009

Fort Worth, Texas, October 26, 2009 – RadioShack Corporation (NYSE: RSH) today announced net income for the third quarter ended September 30, 2009, of $37.4 million, or $0.30 per diluted share, compared with net income of $49.1 million, or $0.38 per diluted share, reported for the third quarter ended September 30, 2008.

Operating income for the third quarter was $69.4 million, or 7.0 percent of sales, compared with $84.9 million, or 8.3 percent of sales, last year.

Total net sales and operating revenues were down 3.1 percent to $990.0 million compared with $1,021.9 million for the same period last year.  Comparable same-store sales for company-operated stores and kiosks decreased 2.9 percent during the third quarter compared with the third quarter of 2008.

Cash and cash equivalents as of September 30, 2009 were $856.7 million compared with $824.1 million for September 30, 2008.  Inventories of $737.4 million were $56.2 million higher than at the end of the third quarter of last year.

Commenting on the financial results, Jim Gooch, Executive Vice President and Chief Financial Officer, said, “Our financial performance improved in the latter part of the quarter, primarily driven by our strong mobility business combined with an economy showing some signs of potential stabilization.”

Capital expenditures for the first nine months of 2009 totaled $62.1 million.  The Company continues to estimate that capital expenditures for the full year of 2009 will be in the range of $75 million to $100 million.

“Two key strategic efforts continue to be primary areas of focus for the organization,” said Julian C. Day, Chairman and Chief Executive Officer.  “First, the launch of the ‘THE SHACK’ brand platform was a success, and we will continue to refine and invest in this positioning.  Second, the introduction of T-Mobile in our company-operated stores and Verizon Wireless in our Sam’s Club Kiosks further enhances our mobility proposition.  Together with AT&T and Sprint, we now offer a broader range of choices to fit consumers’ needs.”

Third Quarter Results

Net Sales and Operating Revenues

Total net sales and operating revenues in the third quarter of 2009 decreased $31.9 million to $990.0 million compared with $1,021.9 million for the same period last year. The 3.1 percent decrease was attributable to a 3.5 percent decrease

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in the sales generated by company-operated stores; a 17.8 percent decrease in kiosk sales; and a 13.5 percent increase in other sales.  The decrease in kiosk sales is primarily due to a 17.1% sales gain in our continuing kiosks being offset by declines resulting from a reduced number of locations.  Other sales were up for the quarter primarily due to the addition of sales generated by RadioShack de Mexico which was acquired in December 2008 which was partially offset by a 15.7 percent decline in dealer sales and a 5.1 percent decrease in online sales during the third quarter.

Third quarter comparable store sales for company-operated stores and kiosks decreased 2.9 percent, compared with the third quarter of 2008.  This decrease was driven primarily by sales declines in digital-to-analog converter boxes, laptop computers, batteries, wireless accessories, and GPS products. These sales declines were substantially offset by increased sales in our Sprint Nextel postpaid wireless business, increased sales of prepaid wireless handsets and airtime, the addition of T-Mobile as a postpaid wireless carrier, and increased sales of netbooks.

Gross Profit

Consolidated gross profit for the third quarter of 2009 was $471.1 million, or 47.6 percent of sales, compared with $477.4 million, or 46.7 percent of sales, for the third quarter last year.  The increase of 90 basis points in our gross margin rate was primarily driven by a change in our sales mix away from lower margin products such as converter boxes, laptops and GPS into higher margin products such as postpaid and prepaid wireless.

Selling, General and Administrative

Consolidated selling, general and administrative expenses (“SG&A”) for the third quarter of 2009 were $380.7 million, or 38.5 percent of sales, compared with $370.4 million, or 36.2 percent of sales, for the third quarter last year.  The increase in SG&A for the third quarter was primarily due to increased compensation expense, legal settlements and advertising expense related to our new brand creative platform, “THE SHACK,” partially offset by reductions in product specific promotional activities. The increase to compensation expense was driven by incentive compensation paid on increased wireless sales, additional employee headcount across our stores, and the full consolidation of our Mexican subsidiary in 2009.

First Nine Months Results

Net Sales and Operating Revenues

Total net sales and operating revenues for the first nine months ended September 30, 2009, were $2,957.8 million compared with $2,965.8 million for the same time period last year. The decrease was attributable to a 1.0 percent decrease in company-operated stores, decreases in kiosk operations of 10.5 percent, and a 13.7 percent decrease in sales to independent dealers. These decreases were partially offset by sales generated from RadioShack de Mexico which was acquired in December 2008 and an online sales increase of 13.8 percent.

Comparable same-store sales for company-operated stores and kiosks for the first nine months of 2009 decreased 0.7 percent compared with 2008.  The decrease in comparable store sales was primarily due to sales declines in wireless accessories, GPS products, digital music players, and digital cameras, but was partially offset by increased sales in our Sprint Nextel postpaid wireless business, sales of netbook computers, increased sales of prepaid wireless handsets and airtime, increased sales of digital-to-analog converter boxes in the first quarter of 2009 and increased sales of digital televisions and television antennas in the first half of 2009.

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Gross Profit

Consolidated gross profit for the first nine months of 2009 was $1,383.5 million, or 46.8 percent of sales, compared with $1,396.4 million, or 47.1 percent of sales, last year.  The decrease of 30 basis points in our gross margin rate was primarily driven by a change in our sales mix towards lower margin products.

Selling, General and Administrative

Consolidated selling, general and administrative expenses for the first nine months of 2009 were $1,082.2 million, or 36.6 percent of sales, compared with consolidated selling, general and administrative expenses for the first nine months of 2008 of $1,108.2 million, or 37.4 percent of sales.  The decrease in SG&A expense for the first nine months of 2009 resulted primarily from decreased advertising expense in the first half of 2009.

In addition, SG&A expense for the first nine months of 2008 included a net charge of $12.1 million associated with the amended lease for our corporate headquarters and a benefit of $5.1 million related to a sales and use tax settlement.

Operating Income

Operating income for the first nine months of 2009 was $237.2 million, or 8.0 percent of sales, compared with operating income for the first nine months of 2008 of $220.4 million, or 7.4 percent of sales.

Forward-Looking Statements

This press release contains “forward-looking statements,” as referenced in the Private Securities Litigation Reform Act of 1995 (“the Act”), and those statements are intended to be subject to the protection of the safe harbor for forward looking statements in the Act.  These forward-looking statements reflect management’s current views and projections regarding future economic conditions, retail industry environments and company performance.  Certain important factors could cause actual results to differ materially from those in the forward looking statements.  These factors include, but are not limited to, sales performance, economic conditions, unemployment rates, product demand, consumer spending, expense levels, availability and cost of capital, legal and regulatory changes, competitive activity, interest rates, the value of the U.S. dollar and other currencies, pandemics, acts of terrorism, war, changes in the company’s financial condition, availability of products, theft, transmission or unauthorized disclosure of customer, employee or company information, and other risks associated with the company’s vendors and service providers, the regulatory environment and factors affecting the retail category in general.  Additional information regarding these and other factors is described in the company’s filings with the SEC, including its most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and its Current Report on Form 8-K filed on August 11, 2008.

About RadioShack Corporation

RadioShack Corporation (NYSE: RSH), headquartered in Fort Worth, Texas, is one of the nation's most experienced and trusted consumer electronics specialty retailers, offering innovative products and services from leading brands.  Our knowledgeable, helpful sales associates are committed to enhancing the in-store shopping experience by listening to our customers, offering advice, and partnering with them to find the best technology solutions that fit their needs.  Operating from convenient and accessible neighborhood and mall locations, the company has approximately 4,470 company-operated stores; almost 1,300 dealer outlets; over 450 wireless phone kiosks throughout the U.S.; and approximately 200 company-operated stores in Mexico.  For more information on RadioShack Corporation, or to purchase items online, visit www.RadioShack.com.

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RADIOSHACK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income (Unaudited)
(In millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Net sales and operating revenues	$990.0	$1,021.9	$2,957.8	$2,965.8
Cost of products sold (includes depreciation amounts of $2.4 million, $3.0 million, $7.2 million, and $8.1 million, respectively)	518.9	544.5	1,574.3	1,569.4
Gross profit	471.1	477.4	1,383.5	1,396.4

Operating expenses:
Selling, general and administrative	380.7	370.4	1,082.2	1,108.2
Depreciation and amortization	20.5	21.5	63.1	66.0
Impairment of long-lived assets	0.5	0.6	1.0	1.8
Total operating expenses	401.7	392.5	1,146.3	1,176.0

Operating income	69.4	84.9	237.2	220.4

Interest income	0.9	3.9	3.9	10.9
Interest expense	(11.2)	(9.3)	(33.8)	(23.1)
Other loss	(1.6)	(0.1)	(1.6)	(2.2)

Income before income taxes	57.5	79.4	205.7	206.0
Income tax expense	20.1	30.3	76.4	76.7

Net income	$37.4	$49.1	$129.3	$129.3

Net income per share:

Basic and diluted	$0.30	$0.38	$1.03	$0.99

Shares used in computing net income per share:

Basic	125.5	128.4	125.4	130.3

Diluted	126.3	128.8	125.8	130.4

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RADIOSHACK CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets (Unaudited)
(In millions)

	September 30,	December 31,	September 30,
(In millions, except for share amounts)	2009	2008	2008
Assets
Current assets:
Cash and cash equivalents	$856.7	$814.8	$824.1
Accounts and notes receivable, net	228.7	241.9	192.1
Inventories	737.4	636.3	681.2
Other current assets	100.2	98.6	116.4
Total current assets	1,923.0	1,791.6	1,813.8

Property, plant and equipment, net	286.5	306.4	278.6
Other assets, net	137.6	156.0	122.2
Total assets	$2,347.1	$2,254.0	$2,214.6

Liabilities and Stockholders’ Equity
Current liabilities:
Short-term debt	$62.8	$39.3	$35.9
Accounts payable	283.6	206.4	248.2
Accrued expenses and other current liabilities	290.0	367.3	330.8
Income taxes payable	4.5	24.2	20.0
Total current liabilities	640.9	637.2	634.9

Long-term debt	624.9	659.5	649.8
Other non-current liabilities	81.3	96.5	99.1
Total liabilities	1,347.1	1,393.2	1,383.8

Total stockholders’ equity	1,000.0	860.8	830.8
Total liabilities and stockholders’ equity	$2,347.1	$2,254.0	$2,214.6

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RADIOSHACK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Unaudited)
(In millions)

	Nine Months Ended
	September 30,
(In millions)	2009	2008
Cash flows from operating activities:
Net income	$129.3	$129.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	70.3	74.1
Amortization of discount on convertible notes	10.2	1.9
Impairment of long-lived assets	1.0	1.8
Stock option compensation	7.0	7.9
Net change in liability for unrecognized tax benefits	(4.9)	3.7
Deferred income taxes	13.3	0.6
Other non-cash items	6.8	10.1
Provision for credit losses and bad debts	0.2	0.4
Changes in operating assets and liabilities:
Accounts and notes receivable	14.0	64.7
Inventories	(89.1)	8.3
Other current assets	1.8	(8.5)
Accounts payable, accrued expenses, income taxes payable and other	(36.3)	(119.0)
Net cash provided by operating activities	123.6	175.3

Cash flows from investing activities:
Additions to property, plant and equipment	(62.1)	(45.0)
Proceeds from sale of property, plant and equipment	0.2	0.5
Other investing activities	--	1.0
Net cash used in investing activities	(61.9)	(43.5)

Cash flows from financing activities:
Changes in short-term borrowings and outstanding checks in excess of cash balances, net	23.4	(20.2)
Repayments of borrowings	(43.2)	(5.0)
Purchases of treasury stock	--	(111.4)
Issuance of convertible notes	--	375.0
Convertible notes issuance costs	--	(9.4)
Purchase of convertible notes hedges	--	(86.3)
Sale of common stock warrants	--	39.9
Net cash (used in) provided by financing activities	(19.8)	182.6

Net increase in cash and cash equivalents	41.9	314.4
Cash and cash equivalents, beginning of period	814.8	509.7
Cash and cash equivalents, end of period	$856.7	$824.1

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Investor Contact:	Media Contact:
Martin O. Moad	Wendy Dominguez
Vice President and Controller	Media Relations
(817)415-2383	(817)415-3300
Investor.Relations@RadioShack.com	Media.Relations@RadioShack.com

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